Exhibit 10.1

FORBEARANCE AND AMENDMENT AGREEMENT

FORBEARANCE AND AMENDMENT AGREEMENT dated as of February 22, 2010 (“Forbearance Agreement”) by and among WM Coffman LLC, a limited liability corporation formed under the laws of the State of Delaware (the “Borrower”), the financial institutions set forth on the signature pages hereto (each a “Lender” and collectively, “Lenders”) and PNC Bank, National Association (“PNC”), as agent for Lenders (in such capacity, the “Agent”).

Background

Pursuant to a Revolving Credit, Term Loan and Security Agreement dated as of June 8, 2009 as heretofore and hereafter amended, supplemented and/or otherwise modified (the “Loan Agreement”), Agent and Lenders made loans, advances and/or other financial accommodations to Borrower.

There are various Events of Default now existing under the Loan Agreement as listed on the “Schedule of Designated Defaults” annexed hereto (“Designated Defaults”) by reason of which Agent and Lenders have no obligation to make any additional Advances and Agent has the full legal right to exercise its rights and remedies under the Loan Agreement.  Borrower has requested that Agent and Lenders forbear for a period of time from exercising their rights and remedies under the Loan Agreement and that Agent and Lenders continue to make Advances to Borrower.  Agent and Lenders are prepared to establish a period of forbearance and continue to make Advances to Borrower on the terms and conditions set forth below.

Agreement

NOW, THEREFORE, in consideration of any loan, advance, grant of credit or financial accommodation heretofore or hereafter made to or for the account of Borrower by Agent and/or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.             Acknowledgements.  Borrower acknowledges the occurrence and existence of the Designated Defaults, and acknowledges and agrees that (a) it is in default of its obligations to Agent and Lenders under the Loan Agreement, (b) that pursuant to the terms of Section 8.2 of the Loan Agreement, Agent and Lenders have no further obligations, contractual or otherwise, to continue to make Advances to Borrower and (c) that pursuant to Section 11.1 of the Loan Agreement, Agent and Lenders have the present and absolute right to declare all Obligations immediately due and payable.   Borrower hereby affirms and acknowledges that (a) as of February 11, 2009 there is presently due and owing to Lenders the principal amount of $5,339,104.28 together with accrued interest, fees, costs and expenses (collectively, the “Amount”), (b) the Amount is due and owing without defense, offset or counterclaim of any kind or nature whatsoever, and (c) the Loan Agreement, the Other Documents, and all agreements, documents and instruments executed and/or delivered by Borrower arising from or related to the

Loan Agreement and the Other Documents are and shall continue to be legal, valid and binding obligations and agreements of Borrower enforceable in accordance with their respective terms.

3.             Forbearance Period.  During the period commencing on the date hereof and ending on the earlier to occur of (a) August 31, 2010 or (b) the date of any Forbearance Default (as defined below) (the “Forbearance Period”), Agent and Lenders will forbear from the exercise of their rights and remedies under the Loan Agreement and the Other Documents solely with respect to the Designated Defaults or as otherwise provided for in this Forbearance Agreement.  Such forbearance shall not derogate from Agent’s and Lenders’ rights to collect, receive and/or apply proceeds of Collateral to the Obligations as may be specifically provided for in the Loan Agreement.  As a result of the Designated Defaults and/or any Forbearance Default, all Obligations shall be accelerated and declared due and payable in full at the end of the Forbearance Period, without the need for any demand or notice by Agent and notwithstanding any future compliance by Borrower with any provisions of the Loan Agreement (including the provisions giving rise to the Designated Defaults).

4.             Forbearance Fee.  As consideration for the agreements of Agent and Lenders set forth herein, Borrower agrees to pay to Agent the following fee, which shall be an Obligation and shall be charged to Borrower’s account (the “Forbearance Fee”), in addition to all other fees, expenses, charges, commissions and interest chargeable by Agent and/or Lenders to Borrower’s account under the Loan Agreement and the Other Documents:  a fee of $5,000 due and earned in full as of the date of Borrower’s execution of this Forbearance Agreement.

5.             Amendments to Loan Agreement.  The Loan Agreement is hereby amended as follows:

(a)           The definition of “Applicable Margin” appearing in Section 1.2 of the Loan Agreement is amended and restated in its entirety to provide as follows:

“Applicable Margin” shall mean for (i) Revolving Advances that are Eurodollar Rate Loans, 4.00%, (ii) Revolving Advances that are Domestic Rate Loans, 3.00%, (iii) Term Loans that are Eurodollar Rate Loans, 5.00%, (iv) Term Loans that are Domestic Rate Loans, 4.00%.

(b)           The definition of “Maximum Revolving Advance Amount” appearing in Section 1.2 of the Loan Agreement is amended and restated in its entirety to provide as follows:

“Maximum Revolving Advance Amount” shall mean $7,000,000.

(c)           Section 2.1(a)(i) of the Loan Agreement is amended and restated in its entirety to provide as follows:

“up to 85%, subject to the provisions of Section 2.1(b) hereof, of Eligible Receivables, plus”.

(d)           Section 2.1(a)(ii) of the Loan Agreement is amended by deleting the numeral “$7,000,000” appearing in clause “(C)” thereof and replacing the deleted numeral with the numeral “$4,500,000”.

(e)           Section 2.1(a) of the Loan Agreement is amended by (1) deleting the word “minus” appearing at the end of subparagraph “(ii)” thereof and replacing the deleted word with the word “plus”, (2) inserting a new subsection “(ii)(A)” immediately following subparagraph “(ii)” thereof which shall read in its entirety “$250,000, minus”, and (3) amending and restating the first sentence of the final paragraph thereof to read in its entirety “The amount derived from the sum of (w) Sections 2.1(a)(y)(i), (ii) and (ii)(A) minus (z) Sections 2.1(a)(y)(iii), (iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount”.

6.             Borrower’s Representations and Warranties.  Borrower hereby represents and warrants as follows:

(a)           this Forbearance Agreement, the Loan Agreement and the Other Documents are and shall continue to be legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms;

(b)           with the exception of the Designated Defaults, upon the effectiveness of this Forbearance Agreement, Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Documents and the Other Documents and agrees that all such covenants, representations and warranties shall be deemed to have been remade and are true and correct in all material respects as of the effective date of this Forbearance Agreement, except for such representations and warranties which, by their terms, are only made as of a previous date;

(c)           Borrower has the limited liability company power, and has been duly authorized by all requisite limited liability company action, to execute and deliver this Forbearance Agreement and to perform its obligations hereunder; and this Forbearance Agreement has been duly executed and delivered by Borrower;

(d)           Borrower’s execution, delivery and performance of this Forbearance Agreement does not and will not (1) violate any law, rule, regulation or court order to which Borrower is subject, (2) conflict with or result in a breach of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it or its properties are bound, or (3) result in the creation or imposition of any lien, security interest or encumbrance on any property of Borrower, whether not owned or hereafter acquired, other than Liens in favor of Agent;

(e)           Agent, for itself and for the ratable benefit of Lenders, have and will continue to have a valid first priority lien and security interest in all property in which Liens were granted to Agent by Borrower or any third party as security for the Obligations (the “Collateral”), and Borrower expressly reaffirms all Liens granted to Agent pursuant to the Loan Agreement and the Other Documents.

(f)            the recitals set forth in the “Background” paragraphs of this Forbearance Agreement are truthful and accurate and are operative parts of this Forbearance Agreement.

(g)           no defaults or events of default are in existence under the Loan Agreement and the Other Documents other than the Designated Defaults.

(h)           Borrower has no defense, counterclaim or offset with respect to the Loan Agreement, the Other Documents, any Lien granted to Agent and/or the Obligations; and

(i)            the Loan Agreement and the Other Documents are in full force and effect, and are hereby ratified and confirmed.

7.             Additional Covenants of Borrower.

(a)           Borrower shall comply with all covenants (other than the covenants with respect to which the Designated Defaults exist) and other obligations of Borrower under the Loan Agreement and the Other Documents.

(b)           Except as specifically permitted or allowed by the Loan Agreement, Borrower shall not, directly or indirectly, make any payments, repayments or reimbursements, whether in cash, in kind, securities or other property, to any guarantor, affiliate, or any officer, director, shareholder, general partner, limited partner or member of Borrower with respect to (1) any indebtedness of Borrower to such person or entity, (2) any capital contributed by such person to Borrower or (3) any indebtedness incurred by such person or entity on behalf of or for the benefit of Borrower; provided, however, that the foregoing shall not prevent the accrual, as opposed to the payment, of interest on any such indebtedness owed by Borrower.

(c)           Notwithstanding anything to the contrary set forth in Section 2.2 of the Loan Agreement, Borrower shall not request Eurodollar Rate Loans, extend the duration of any existing Eurodollar Rate Loans, or convert any Domestic Rate Loan into a Eurodollar Rate Loan.

(d)           During the term of this Forbearance Agreement, Borrower shall, on a monthly basis, (i) realize cash receipts no less than ten percent (10%) below the cash receipts forecast by Borrower in the “Version 8 Cash Flow Plan” submitted to Agent on February 8, 2010 (as such may be amended, modified and/or superseded from and after the date of this Forbearance Agreement with Agent’s consent, the “2010 Business Plan”), and (ii) make cash disbursements not more than ten percent (10%) above the cash disbursements forecast by Borrower in the 2010 Business Plan.

(e)           Borrower shall furnish to Agent a weekly report, based upon the 2010 Business Plan and otherwise in form acceptable to Agent in its sole and absolute discretion, to be provided not later than the second Business Day of each week, which sets forth (1) an updated thirteen week cash flow projection whereby the first week shall be deleted and updated with the week immediately succeeding the last week included in the previous report, (2) a detailed reconciliation analysis of the actual results as compared to the results projected in the 2010 Business Plan for the prior week, and (3) written explanation of all material variances.

(f)            No later than February 19, 2010, Borrower shall engage, and at all times during the Forbearance Period maintain the engagement of, a Chief Restructuring Officer, who shall be acceptable to Agent in its sole and absolute discretion, on terms acceptable to Agent in its sole and absolute discretion (such Chief Restructuring Officer, as so retained, the “CRO”), for the purpose of, among other things, (1) analyzing and reporting on the present and projected business operations and financial condition of Borrower, and (2) assisting and advising Borrower in developing and implementing the 2010 Business Plan, the Long-Term Business Plan (as defined below), such other business plans as may be requested or required by Agent, and any and all Transactions (as defined below).

(g)           No later than February 26, 2010, Borrower shall engage, and at all times during the Forbearance Period maintain the engagement of, an Investment Banker, who shall be acceptable to Agent in its sole and absolute discretion, on terms acceptable to Agent in its sole and absolute discretion (such Investment Banker, as so retained, the “IB”), for the purpose of, among other things, advising and assisting Borrower with respect to a transaction or transactions with third parties for the recapitalization of Borrower, the refinancing of the Obligations and/or the sale of substantially all of Borrower’s assets (a “Transaction”).

(h)           Borrower shall provide, and hereby grants, Agent prompt and direct access to the work product and personnel of the CRO and the IB, respectively, with respect to all matters as to which each has been engaged by Borrower.  In furtherance and not in limitation of the matters set forth in the immediately preceding sentence and/or the matters set forth in the immediately preceding two subparagraphs, Borrower shall cause the terms and conditions of its respective retentions of the CRO and the IB to recognize and acknowledge such rights of prompt and direct access.  All information received as a result of such access shall be kept confidential consistent with Agent’s present responsibilities arising from its existing business relationship between the parties, but no confidentiality agreements shall be otherwise required as a condition of such access.

(i)            In furtherance and not in limitation of the matters set forth in the immediately preceding three subparagraphs, (1) Borrower shall cause the CRO to deliver to Agent, no later than March 3, 2010, a written initial assessment with respect to Borrower’s present and projected business operations and financial condition, and (2) Borrower shall cause the CRO and the IB, respectively, to provide weekly status updates to Agent as to all matters for which each has been engaged by Borrower.

(j)            No later than February 19, 2010, Borrower shall deliver to Agent a copy of a term sheet, letter of intent or other similar document received by Borrower pursuant to which an entity with sufficient operational experience and financial resources to consummate a Transaction shall express interest in, or propose to Borrower, a Transaction.

(k)           No later than April 9, 2010, Borrower shall deliver to Agent a long term business plan which shall set forth in detail, among other things, the financial and operational business strategy of and for Borrower, including without limitation any and all financing requirements necessary to the attainment and execution thereof (the “Long-Term Business Plan”).

8.             Additional Covenants of Agent and/or Lenders.

(a)           Agent and Lenders shall immediately release $350,000 of the availability reserves established pursuant to Section 2.1(a) of the Loan Agreement, and shall release an additional $100,000 of such availability reserves at such time as (i) the CRO has endorsed the 2010 Business Plan and (ii) Borrower has resolved and/or cured, as applicable, in a manner satisfactory to Agent, all disputes and defaults under Borrower’s Lease Agreement with AGNL Coffman, L.L.C. dated March 30, 2007 and amended June 8, 2009.

(b)           Notwithstanding anything to the contrary set forth in Section 3.1 of the Loan Agreement, Agent and Lenders shall not institute the Default Rate during the Forbearance Period absent the occurrence of a Forbearance Default.

(c)           Notwithstanding anything to the contrary set forth in Section 10.5(a) of the Loan Agreement, Borrower’s failure to perform, keep or observe the covenants set forth in Section 6.5 of the Loan Agreement shall not be an Event of Default.

9.             Forbearance Defaults.  Each of the following shall constitute a Forbearance Default, absent the prior approval or subsequent waiver by Agent:

(a)           the existence of any Event of Default under the Loan Documents, other than a Designated Default or a failure to keep or observe the covenants set forth in Section 6.5 of the Loan Agreement;

(b)           the reoccurrence of any Designated Default after the date hereof other than a Designated Default or a failure to keep or observe the covenants set forth in Section 6.5 of the Loan Agreement;

(c)           Borrower shall fail to keep or perform any of the terms, obligations, covenants or agreements contained in this Forbearance Agreement;

(d)           if any representation or warranty of any Borrower in this Forbearance Agreement shall be false, misleading or incorrect in any respect;

(e)           the occurrence of a materially adverse change, as determined by Agent in its sole and absolute discretion, in the aggregate value of the Collateral securing any of the Obligations.

10.           Rights and Remedies.  Upon the occurrence of a Forbearance Default all Obligations shall be immediately due and payable, and in addition Agent and Lenders shall be immediately entitled to enforce all of their rights and remedies under the Loan Agreement, the Other Documents and applicable law.

11.           Borrower’s Waivers.  Borrower waives and affirmatively agrees not to allege or otherwise pursue any or all defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights that it may have, as of the date hereof, to contest (a) any Defaults or Events of Default which were or could have been declared by Agent and/or Lenders on the date of this Forbearance Agreement, (b) any provision of the Loan Agreement, the Other Documents or this Forbearance Agreement, (c) the right of Agent and/or Lenders to all of the rents, issues, profits and proceeds from the Collateral, (d) any matter acknowledged by Borrower in paragraph “2” of this Forbearance Agreement, (e) the Liens of Agent and/or Lenders, including without limitation the validity, extent, priority, perfection and enforceability thereof, in any property, whether real or personal, tangible or intangible, or any right or other interest, now or hereafter arising in connection with the Collateral, or (f) the conduct of Agent and/or Lenders in administering the lending arrangements by and among Borrower, Agent and Lenders.

12.           Borrower’s Releases.  Borrower hereby releases, remises, acquits and forever discharges Agent, Lenders and their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution of this Forbearance Agreement, and in any way directly or indirectly arising out of or in any way connected to this Forbearance Agreement, the Loan Agreement and/or the Other Documents (all of the foregoing hereinafter called the “Released Matters”).  Borrower acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.

13.           Effect and Construction of Forbearance Agreement.  Except as expressly provided herein, the Loan Agreement and the Other Documents shall remain in full force and effect in accordance with their respective terms, and this Forbearance Agreement shall not be construed to:

(a)           impair the validity, perfection or priority of any Lien securing the Obligations;

(b)           waive or impair any rights, powers or remedies of Agent and/or Lenders under, or constitute a waiver of, any provision of the Loan Agreement and/or the Other Documents upon termination or expiration of the Forbearance Period with respect to the Designated Defaults or otherwise; or

(c)           constitute an agreement by or require Agent and/or Lenders to extend the Forbearance Period, grant additional waivers, or extend the term of the Loan Agreement or the time for payment of any of the Obligations.

14.           Presumptions.  Borrower acknowledges that it has consulted with and advised by counsel and such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Forbearance Agreement and has participated in the drafting hereof.  Therefore, this Forbearance Agreement shall be construed without regard to any presumption or rule requiring that it be construed against any one party causing this Agreement or any part hereof to be drafted.

15.           Conditions of Effectiveness.  This Forbearance Agreement shall become effective upon satisfaction of the following conditions precedent:

(a)           Agent shall have received one (1) copy of this Forbearance Agreement executed by Borrower.

(b)           The Christopher John Kliefoth Revocable Trust UA 07-10-2007 and Richard Horowitz shall have purchased from Agent and/or Lenders and fully funded a junior participation interest in the Revolving Advances, in aggregate principal amount of $250,000, on terms and conditions acceptable to Agent in its sole and absolute discretion but which shall include the use of such amount by Agent and Lenders to increase the amounts otherwise available to Borrower under the Loan Agreement as contemplated by paragraph 5(e) of this Forbearance Agreement.

16.           Expenses.  Borrower shall pay all costs, fees and expenses of Agent and/or Lenders (including the reasonable costs, fees and expenses of Agent’s in-house and outside counsel, consultants and appraisers) incurred by Agent and/or Lenders (a) in connection with the negotiation, preparation and closing of this Forbearance Agreement, and (b) from and after the date of this Forbearance Agreement in connection with the administration and enforcement of this Forbearance Agreement.  All of the foregoing costs, fees and expenses shall be Obligations and shall be charged by Agent and/or Lenders to Borrower’s account, and shall be in addition to, and not in replacement or supersession of, the fees, costs, charges and expenses authorized under the Loan Agreement and the Other Documents as of the date of this Forbearance Agreement.

17.           Entire Agreement.  This Forbearance Agreement sets forth the entire agreement among the parties hereto with respect to the subject matter hereof.  Borrower has not relied on any agreements, representations, or warranties of Agent and/or Lenders, except as specifically set forth herein.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each party hereto.  Borrower acknowledges that it is not relying upon oral representations or statements inconsistent with the terms and provisions of this Forbearance Agreement.

18.           Further Assurance.  Borrower shall execute such other and further documents and instruments as Agent may reasonably request to implement the provisions of this Forbearance Agreement and to perfect and protect the Liens created by or agreed upon in the Loan Agreement and the Other Documents.

19.           Benefit of Agreement.  This Forbearance Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.  No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, to claim status as a third-party beneficiary of this Forbearance Agreement.  Agent’s and/or Lenders’ agreement to forbear with respect to the Designated Defaults subject to the terms and conditions of this Forbearance Agreement and to refrain from enforcing certain of its remedies does not in any manner limit Borrower’s obligations to comply with, and Agent’s and Lenders’ rights to insist upon compliance with, each and every one of the terms of this Forbearance Agreement, the Loan Agreement and the Other Documents except as specifically modified herein.

20.           Severability.  The provisions of this Forbearance Agreement are intended to be severable.  If any provisions of this Forbearance Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Forbearance Agreement in any jurisdiction.

21.           Governing Law, Jurisdiction, Venue.  This Forbearance Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought by or against any Borrower with respect to this Forbearance Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New York, County of New York, and, by execution and delivery of this Forbearance Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Forbearance Agreement.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent and/or Lenders to bring proceedings against Borrower in the courts of any other jurisdiction.  Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Any judicial proceeding by Borrower against Agent and/or Lenders involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Forbearance Agreement or any related agreement, shall be brought only in a federal or state court located in the State of New York, County of New York.

22.           Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS FORBEARANCE AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS FORBEARANCE AGREEMENT, THE LOAN AGREEMENT, THE OTHER DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS FORBEARANCE AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  IN ADDITION, EACH BORROWER WAIVES THE RIGHT TO CLAIM OR RECOVER IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY DAMAGES OTHER THAN OR IN ADDITION TO ACTUAL DAMAGES.

23.           Counterparts; Telecopied Signatures.  This Forbearance Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.  Any signature delivered by a party by facsimile, PDF, e-mail or other electronic method of transmission shall be deemed to be an original signature hereto.

24.           Survival.  All representations, warranties, covenants, agreements, undertakings, waivers and releases of Borrower contained herein shall survive the termination of the Forbearance Period and payment in full of the Obligations under the Loan Agreement and the Other Documents.

25.           Amendment.  No amendment, modification, rescission, waiver or release of any provision of this Forbearance Agreement shall be effective unless the same shall be in writing and signed by Borrower, Agent and Lenders.  This Forbearance Agreement shall constitute an Other Document.

26.           Headings.  Section headings in this Forbearance Agreement are included herein for convenience of reference only and shall not constitute a part of this Forbearance Agreement for any other purpose.

IN WITNESS WHEREOF, this Forbearance Agreement has been duly executed as of the day and year first written above.

WM COFFMAN LLC

By:	/s/ Joseph A. Molino, Jr.
Name: Joseph A. Molino, Jr.
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Bryan Shia
Name: Bryan Shia
Title: Vice President

[ Schedule of Designated Defaults follows ]

Schedule of Designated Defaults

(a)

Borrower’s failure to comply with Section 6.5(a) of the Loan Agreement (Fixed Charge Coverage Ratio) for the one quarter period ending as of September 30, 2009 and for the two quarter period ending as of December 31, 2009.

(b)

Borrower’s failure to comply with Section6.5(b) of the Loan Agreement (Minimum EBITDA) for the months ending July 31, 2009, August 31, 2009, September 30, 2009, October 31, 2009, November 30, 2009 and December 31, 2009.